Exhibit 99(e)

DIVIDEND REINVESTMENT PLAN

OF

OAKTREE FINANCE CORP.

Oaktree Finance Corp., a Delaware corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions declared by the Company’s Board of Directors (the “Board of Directors”) on shares of the Company’s common stock (the “Common Stock”):

1.                                       Unless a stockholder specifically elects to receive cash as set forth below, all dividends and distributions hereafter declared by the Board of Directors shall be payable in shares of Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock.

2.                                       Such dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved.

3.                                       The Company will use only newly-issued shares to implement the Plan if the Common Stock is trading at or above net asset value.  Under such circumstances, the number of shares to be issued to a stockholder who has not elected to receive dividends or other distributions in cash (a “Participant”) is determined by dividing the total dollar amount of the dividend or distribution payable to such Participant by the greater of (a) the Company’s most recently determined net asset value per share, and (b) 95% of the market price per share of Common Stock at the close of regular trading on the New York Stock Exchange (the “NYSE”) on the payment date fixed by the Board of Directors for such distribution.  The market price per share on that date shall be the closing price for such shares on the NYSE or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices.

4.                                       If the Company declares a dividend or distribution to stockholders, American Stock Transfer and Trust Company LLC, the plan administrator and the Company’s transfer agent and registrar (collectively, the “Plan Administrator”) may be instructed not to credit accounts with newly-issued shares and instead to buy shares in the market (in which case there would be no discount available to Participants) if (a) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined net asset value per share; or (b) the Company advises the Plan Administrator that since such net asset value was last determined, the Company has become aware of events that indicate the possibility of a material change in per share net asset value as a result of which the net asset value of the shares on the payment date might be higher than the price at which the Plan Administrator would credit newly-issued shares to Participants.  Shares purchased in open market transactions by the Plan Administrator shall be allocated to each Participant based upon the average purchase price, excluding any brokerage charges or other charges, of all shares of Common Stock purchased with respect to the applicable distribution.

5.                                       A stockholder may, however, elect to receive its dividends and distributions in cash.  To exercise this option, such stockholder shall notify the Plan Administrator, in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the dividend and/or distribution involved.  A stockholder whose shares are held by a broker or other financial intermediary may elect to receive its dividends and distributions in cash by notifying their broker or other financial intermediary of their election.

6.                                       The Plan Administrator shall set up an account for shares acquired pursuant to the Plan for each Participant.  The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing not less than 10 days prior to the record date, the Plan Administrator shall credit shares to a Participant’s account for the number of whole shares payable to the Participant and shall issue to the Participant a check for any fractional share.

7.                                       The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock, no fractional shares will be credited to a Participant’s account.  However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination.

8.                                       The Plan Administrator will forward to each Participant any Company related proxy solicitation materials and each Company report or other communication to Participants, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

9.                                       In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Transaction processing may either be curtailed or suspended until the completion of any rights offering or any corporate action.

10.                                 The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company.

11.                                 Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.amstock.com, by filling out the transaction request form located at the bottom of the Participant’s statement and sending it to American Stock Transfer & Trust Company LLC, at P.O. Box 922, Wall Street Station, New York, NY, 10269-0560 or by calling the Plan Administrator at [     ].  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least 3 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Company.  Upon any termination, the Plan Administrator will cause the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant.  If a Participant elects by his or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

12.                                 These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13.                                 The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

14.                                 Neither the Company nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act or failure to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant’s account, sell Common Stock held in the Plan or invest dividends; or (ii) with respect to the prices at which Common Stock is purchased or sold for the Participant’s account and the time such purchases or sales are made.

15.                                 These terms and conditions shall be governed by the laws of the State of New York.

September 28, 2011